Exhibit 99.1

E V E R C O R E
EVERCORE REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS;
QUARTERLY DIVIDEND OF $0.76 PER SHARE

	Fourth Quarter Results				Full Year Results
	U.S. GAAP		Adjusted		U.S. GAAP		Adjusted
	Q4 2023	Q4 2022	Q4 2023	Q4 2022	2023	2022	2023	2022
Net Revenues ($ mm)	$784.2	$831.3	$790.3	$836.7	$2,425.9	$2,762.0	$2,449.3	$2,785.6
Operating Income ($ mm)	$117.7	$210.1	$123.9	$218.0	$359.1	$696.0	$385.4	$722.7
Net Income Attributable to Evercore Inc. ($ mm)	$82.7	$140.4	$87.8	$152.4	$255.5	$476.5	$276.9	$528.7
Diluted Earnings Per Share	$2.03	$3.44	$2.02	$3.50	$6.37	$11.61	$6.46	$12.01
Compensation Ratio	71.4%	62.9%	70.8%	62.5%	68.3%	61.5%	67.6%	60.9%
Operating Margin	15.0%	25.3%	15.7%	26.1%	14.8%	25.2%	15.7%	25.9%
Effective Tax Rate	23.1%	27.7%	25.3%	28.2%	22.0%	24.5%	23.4%	24.5%

Business and Financial Highlights	■
Fourth Quarter and Full Year Net Revenues were $784.2 million and $2.4 billion, respectively, on a U.S. GAAP basis and $790.3 million and $2.4 billion, respectively, on an Adjusted basis. Full Year 2023 Net Revenues decreased 12% on both a U.S. GAAP and an Adjusted basis versus 2022

	■	In 2023, we were involved in four of the 10 largest global deals, all of which were announced in the second half of the year. In the fourth quarter, we advised Chevron on its $60 billion acquisition of Hess, U.S. Steel on its sale to Nippon Steel for $14.9 billion and NFP on its sale to Aon for $13.4 billion

	■	In the early weeks of 2024, we continue to see strong momentum as we have advised on some of the largest strategic transactions, including Synopsys on its $35 billion acquisition of Ansys, Global Infrastructure Partners on its sale to BlackRock for $12.5 billion and Chesapeake Energy on its merger with Southwestern Energy for $7.4 billion

	■	Our market-leading Private Capital Advisory and Fundraising group had a strong year driven by robust continuation fund activity and our resilient fundraising practice. In the fourth quarter, Evercore priced its first ever Collateralized Fund Obligation ("CFO"), which marks the successful addition of a new product capability for this business

	■	In 2023, Evercore was a bookrunner on nearly all of its underwritten equity offerings and was lead-left bookrunner on a $2.2 billion offering for GE HealthCare Technologies. Our ECM business continued to diversify across sectors and products

	■	Evercore’s Equities business had its strongest fourth quarter revenue in the past five years

Talent	■	All of the 11 Advisory Senior Managing Directors that committed to Evercore in 2023 have joined the Firm

	■	Since last quarter, Tammy Kiely joined in our Technology group, focusing primarily on the semiconductor sector

	■	In January, Neil Wolitzer joined in our Real Estate group, a sector that is a growth area for our firm

	■	Promoted seven Advisory Managing Directors and one Equities Managing Director to Senior Managing Director in January 2024, representing our focus on developing internal talent

Capital Return	■	Quarterly dividend of $0.76 per share

	■	Returned $523.5 million to shareholders during 2023 through dividends and repurchases of 3.0 million shares at an average price of $129.04

NEW YORK, January 31, 2024 – Evercore Inc. (NYSE: EVR) today announced its results for the fourth quarter and full year ended December 31, 2023.

LEADERSHIP COMMENTARY

John S. Weinberg, Chairman and Chief Executive Officer, "As we start a new year, we continue to be encouraged by the strengthening of market activity and our internal dialogue levels. While 2023 presented a challenging operating environment, we continued to invest heavily in our business and we are committed to do so over the near and long-term."

Roger C. Altman, Founder and Senior Chairman, "We begin 2024 by having advised on three of the four largest global transactions to date and with an exceptional group of newly promoted and externally hired SMDs. We believe we are better positioned than at any point in our history to gain market share across our businesses."

Evercore's quarterly results may fluctuate significantly due to the timing and amount of transaction fees earned, as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Business Segments:

Evercore's business results are categorized into two segments: Investment Banking & Equities and Investment Management. Investment Banking & Equities includes providing advice to clients on mergers, acquisitions, divestitures and other strategic corporate transactions, as well as services related to securities underwriting, private placement services and commissions for agency-based equity trading services and equity research. Investment Management includes Wealth Management and interests in private equity funds which are not managed by the Company, as well as advising third-party investors through affiliates. See pages A-2 to A-7 for further information and reconciliations of these segment results to our U.S. GAAP consolidated results.

Non-GAAP Measures:

Throughout this release certain information is presented on an adjusted basis, which is a non-GAAP measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), and then those results are adjusted to exclude certain items and reflect the conversion of certain Evercore LP Units into Class A shares. Evercore believes that the disclosed adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Special Charges, Including Business Realignment Costs, have been excluded from Adjusted Net Income Attributable to Evercore Inc. These charges in 2023 relate to the write-off of non-recoverable assets in connection with the wind-down of the Company's operations in Mexico.

Evercore's Adjusted Diluted Shares Outstanding for the three and twelve months ended December 31, 2023 were higher than U.S. GAAP as a result of the inclusion of certain Evercore LP Units and Unvested Restricted Stock Units.

Further details of these adjustments, as well as an explanation of similar amounts for the three and twelve months ended December 31, 2022 are included in pages A-2 to A-7.

Selected Financial Data – U.S. GAAP Results

The following is a discussion of Evercore's consolidated results on a U.S. GAAP basis. See pages A-4 to A-6 for our business segment results.

Net Revenues

	U.S. GAAP
	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
	(dollars in thousands)
Investment Banking & Equities:
Advisory Fees	$659,338	$703,957	(6%)	$1,963,857	$2,392,990	(18%)
Underwriting Fees	19,119	44,077	(57%)	111,016	122,596	(9%)
Commissions and Related Revenue	55,979	53,624	4%	202,789	206,207	(2%)
Investment Management:
Asset Management and Administration Fees	17,204	15,759	9%	67,041	64,483	4%
Other Revenue, net	32,527	13,923	134%	81,246	(24,228)	NM
Net Revenues	$784,167	$831,340	(6%)	$2,425,949	$2,762,048	(12%)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
Total Number of Fees from Advisory and Underwriting Client Transactions(1)	310	279	11%	666	651	2%
Total Number of Fees of at Least $1 million from Advisory and Underwriting Client Transactions(1)	137	124	10%	378	409	(8%)

Total Number of Underwriting Transactions(1)	7	15	(53%)	47	49	(4%)
Total Number of Underwriting Transactions as a Bookrunner(1)	7	15	(53%)	43	44	(2%)

1. Includes Equity and Debt Underwriting Transactions.

	As of December 31,
	2023	2022	% Change
Assets Under Management ($ mm)(1)	$12,272	$10,537	16%

1. Assets Under Management reflect end of period amounts from our consolidated Wealth Management business.

Advisory Fees – Fourth quarter Advisory Fees decreased $44.6 million, or 6%, year-over-year, and full year Advisory Fees decreased $429.1 million, or 18%, year-over-year, reflecting a decline in revenue earned from large transactions during 2023.

Underwriting Fees – Fourth quarter Underwriting Fees decreased $25.0 million, or 57%, year-over-year, and full year Underwriting Fees decreased $11.6 million, or 9%, year-over-year, reflecting a decrease in the number of transactions we participated in during 2023.

Commissions and Related Revenue – Fourth quarter Commissions and Related Revenue increased $2.4 million, or 4%, year-over-year, primarily reflecting higher trading revenues. Full year Commissions and Related Revenue decreased $3.4 million, or 2%, year-over-year, primarily reflecting lower trading revenues.

Asset Management and Administration Fees – Fourth quarter Asset Management and Administration Fees increased $1.4 million, or 9%, year-over-year, driven by an increase in fees from Wealth

Management clients, as associated AUM increased 16%, primarily from market appreciation. Full year Asset Management and Administration Fees increased $2.6 million, or 4%, year-over-year, driven by an increase in fees from Wealth Management clients, as associated AUM increased 16%, primarily from market appreciation.

Other Revenue – Fourth quarter Other Revenue, net, increased $18.6 million, or 134%, year-over-year, primarily reflecting higher returns on our fixed income investment portfolios, which primarily consist of U.S. treasury bills, and higher performance of our investment funds portfolio. Full year Other Revenue, net, increased $105.5 million year-over-year, primarily reflecting a shift from losses of $29.8 million in 2022 to gains of $34.3 million in 2023 on our investment funds portfolio due to overall market appreciation, as well as higher returns on our fixed income investment portfolios, which primarily consist of U.S. treasury bills. The investment funds portfolio is used as an economic hedge against our deferred cash compensation program.

Expenses

	U.S. GAAP
	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
	(dollars in thousands)
Employee Compensation and Benefits	$559,899	$523,019	7%	$1,656,875	$1,697,519	(2%)
Compensation Ratio	71.4%	62.9%		68.3%	61.5%
Non-Compensation Costs	$106,579	$95,630	11%	$407,018	$365,361	11%
Non-Compensation Ratio	13.6%	11.5%		16.8%	13.2%
Special Charges, Including Business Realignment Costs	$—	$2,594	NM	$2,921	$3,126	(7%)

Employee Compensation and Benefits – Fourth quarter Employee Compensation and Benefits increased $36.9 million, or 7%, year-over-year, reflecting a compensation ratio of 71.4% for the fourth quarter of 2023 versus 62.9% for the prior year period. The increase in Employee Compensation and Benefits compared to the prior year period principally reflects higher amortization of prior period deferred compensation awards, a higher accrual for incentive compensation and higher base salaries. The Compensation Ratio was impacted by lower net revenues, as described above, during the current year period compared to the prior year period. Full year Employee Compensation and Benefits decreased $40.6 million, or 2%, year-over-year, reflecting a full year compensation ratio of 68.3% versus 61.5% for the prior year period. The decrease in Employee Compensation and Benefits compared to the prior year period principally reflects a lower accrual for incentive compensation, partially offset by higher amortization of prior period deferred compensation awards and higher base salaries. The Compensation Ratio was impacted by lower net revenues, as described above, during the current year period compared to the prior year period. See "Deferred Compensation" for more information.

Non-Compensation Costs – Fourth quarter Non-Compensation Costs increased $10.9 million, or 11%, year-over-year, primarily driven by increases in travel and related expenses, as well as communications and information services, principally reflecting higher research services and license fees in the fourth quarter of 2023. The increase was also attributed to the reversal of expense in the fourth quarter of 2022 associated with the decline in the fair value of contingent consideration owed to former equity interest holders in our RECA business. The fourth quarter Non-Compensation ratio of 13.6% increased from 11.5% for the prior year period. The Non-Compensation Ratio was also impacted by lower net revenues, as described above, during the current year period compared to the prior year period. Full year Non-Compensation Costs increased $41.7 million, or 11%, year-over-year, primarily driven by increases in travel and related expenses, as well as communications and information services, principally reflecting higher license fees and research services in 2023. The increase was also attributed to the reversal of expense in 2022 associated with the decline in the fair value of contingent consideration owed to former equity interest holders in our RECA business. The full year Non-Compensation ratio of 16.8% increased from 13.2% for the prior year period. The Non-Compensation Ratio was also impacted by lower net revenues, as described above, during the current year period compared to the prior year period.

Special Charges, Including Business Realignment Costs – Full year 2023 Special Charges, Including Business Realignment Costs, relate to the write-off of non-recoverable assets in connection with the wind-down of the Company's operations in Mexico.

Fourth quarter 2022 Special Charges, Including Business Realignment Costs, relate to separation benefits and other charges related to the wind-down of the Company's operations in Mexico. Full year 2022 Special Charges, Including Business Realignment Costs, relate to charges associated with the prepayment of the Company's $67 million aggregate principal amount of its 5.23% Series B senior notes, originally due March 30, 2023 (the "Series B Notes"), during the second quarter, as well as certain professional fees, separation benefits and other charges related to the wind-down of the Company's operations in Mexico.

Effective Tax Rate

The fourth quarter effective tax rate was 23.1% versus 27.7% for the prior year period. The full year effective tax rate was 22.0% versus 24.5% for the prior year period. The effective tax rate for the year is principally impacted by the deduction associated with the appreciation in the Firm's share price upon vesting of employee share-based awards above the original grant price. The full year provision for income taxes for 2023 reflects an additional tax benefit of $13.7 million versus $19.6 million for the prior year period, due to the net impact associated with the appreciation in our share price upon vesting of employee share-based awards above the original grant price.

Selected Financial Data – Adjusted Results

The following is a discussion of Evercore's consolidated results on an Adjusted basis. See pages 3 and A-2 to A-7 for further information and reconciliations of these metrics to our U.S. GAAP results. See pages A-4 to A-6 for our business segment results.

Adjusted Net Revenues

	Adjusted
	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
	(dollars in thousands)
Investment Banking & Equities:
Advisory Fees(1)	$659,564	$704,185	(6%)	$1,964,477	$2,394,207	(18%)
Underwriting Fees	19,119	44,077	(57%)	111,016	122,596	(9%)
Commissions and Related Revenue	55,979	53,624	4%	202,789	206,207	(2%)
Investment Management:
Asset Management and Administration Fees(2)	18,959	16,717	13%	73,076	71,265	3%
Other Revenue, net	36,708	18,077	103%	97,963	(8,672)	NM
Net Revenues	$790,329	$836,680	(6%)	$2,449,321	$2,785,603	(12%)

1. Advisory Fees on an Adjusted basis reflect the reclassification of earnings related to our equity method investments in Luminis and Seneca Evercore of $0.2 million and $0.6 million for the three and twelve months ended December 31, 2023, respectively, and $0.2 million and $1.2 million for the three and twelve months ended December 31, 2022, respectively.
2. Asset Management and Administration Fees on an Adjusted basis reflect the reclassification of earnings related to our equity method investments in Atalanta Sosnoff and ABS of $1.8 million and $6.0 million for the three and twelve months ended December 31, 2023, respectively, and $1.0 million and $6.8 million for the three and twelve months ended December 31, 2022, respectively.

See page 4 for additional business metrics.

Advisory Fees – Fourth quarter adjusted Advisory Fees decreased $44.6 million, or 6%, year-over-year, and full year adjusted Advisory Fees decreased $429.7 million, or 18%, year-over-year, reflecting a decline in revenue earned from large transactions during 2023.

Underwriting Fees – Fourth quarter Underwriting Fees decreased $25.0 million, or 57%, year-over-year, and full year Underwriting Fees decreased $11.6 million, or 9%, year-over-year, reflecting a decrease in the number of transactions we participated in during 2023.

Commissions and Related Revenue – Fourth quarter Commissions and Related Revenue increased $2.4 million, or 4%, year-over-year, primarily reflecting higher trading revenues. Full year Commissions and Related Revenue decreased $3.4 million, or 2%, year-over-year, primarily reflecting lower trading revenues.

Asset Management and Administration Fees – Fourth quarter adjusted Asset Management and Administration Fees increased $2.2 million, or 13%, year-over-year, primarily driven by an increase in fees from Wealth Management clients, as associated AUM increased 16%, primarily from market appreciation. The increase was also driven by an 83% increase in equity in earnings of affiliates. Full year adjusted Asset Management and Administration Fees increased $1.8 million, or 3%, year-over-year, primarily driven by an increase in fees from Wealth Management clients, as associated AUM increased 16%, primarily from market appreciation. This was partially offset by an 11% decrease in equity in earnings of affiliates.

Other Revenue – Fourth quarter adjusted Other Revenue, net, increased $18.6 million, or 103%, year-over-year, primarily reflecting higher returns on our fixed income investment portfolios, which primarily consist of U.S. treasury bills, and higher performance of our investment funds portfolio. Full year adjusted

Other Revenue, net, increased $106.6 million year-over-year, primarily reflecting a shift from losses of $29.8 million in 2022 to gains of $34.3 million in 2023 on our investment funds portfolio due to overall market appreciation, as well as higher returns on our fixed income investment portfolios, which primarily consist of U.S. treasury bills. The investment funds portfolio is used as an economic hedge against our deferred cash compensation program.

Adjusted Expenses

	Adjusted
	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
	(dollars in thousands)
Employee Compensation and Benefits	$559,899	$523,019	7%	$1,656,875	$1,697,519	(2%)
Compensation Ratio	70.8%	62.5%		67.6%	60.9%
Non-Compensation Costs	$106,579	$95,630	11%	$407,018	$365,361	11%
Non-Compensation Ratio	13.5%	11.4%		16.6%	13.1%

Employee Compensation and Benefits – Fourth quarter adjusted Employee Compensation and Benefits increased $36.9 million, or 7%, year-over-year, reflecting an adjusted compensation ratio of 70.8% for the fourth quarter of 2023 versus 62.5% for the prior year period. The increase in adjusted Employee Compensation and Benefits compared to the prior year period principally reflects higher amortization of prior period deferred compensation awards, a higher accrual for incentive compensation and higher base salaries. The adjusted Compensation Ratio was impacted by lower net revenues, as described above, during the current year period compared to the prior year period. Full year adjusted Employee Compensation and Benefits decreased $40.6 million, or 2%, year-over-year, reflecting a full year adjusted compensation ratio of 67.6% versus 60.9% for the prior year period. The decrease in adjusted Employee Compensation and Benefits compared to the prior year period principally reflects a lower accrual for incentive compensation, partially offset by higher amortization of prior period deferred compensation awards and higher base salaries. The adjusted Compensation Ratio was impacted by lower net revenues, as described above, during the current year period compared to the prior year period. See "Deferred Compensation" for more information.

Non-Compensation Costs – Fourth quarter adjusted Non-Compensation Costs increased $10.9 million, or 11%, year-over-year, primarily driven by increases in travel and related expenses, as well as communications and information services, principally reflecting higher research services and license fees in the fourth quarter of 2023. The increase was also attributed to the reversal of expense in the fourth quarter of 2022 associated with the decline in the fair value of contingent consideration owed to former equity interest holders in our RECA business. The fourth quarter adjusted Non-Compensation ratio of 13.5% increased from 11.4% for the prior year period. The adjusted Non-Compensation Ratio was also impacted by lower net revenues, as described above, during the current year period compared to the prior year period. Full year adjusted Non-Compensation Costs increased $41.7 million, or 11%, year-over-year, primarily driven by increases in travel and related expenses, as well as communications and information services, principally reflecting higher license fees and research services in 2023. The increase was also attributed to the reversal of expense in 2022 associated with the decline in fair value of contingent consideration owed to former equity interest holders in our RECA business. The full year adjusted Non-Compensation ratio of 16.6% increased from 13.1% for the prior year period. The adjusted Non-Compensation Ratio was also impacted by lower net revenues, as described above, during the current year period compared to the prior year period.

Adjusted Effective Tax Rate

The fourth quarter adjusted effective tax rate was 25.3% versus 28.2% for the prior year period. The full year adjusted effective tax rate was 23.4% versus 24.5% for the prior year period. The adjusted effective tax rate for the year is principally impacted by the deduction associated with the appreciation in the Firm's share price upon vesting of employee share-based awards above the original grant price. The full year adjusted provision for income taxes for 2023 reflects an additional tax benefit of $14.8 million versus $20.2 million for the prior year period, due to the net impact associated with the appreciation in our share price upon vesting of employee share-based awards above the original grant price.

Liquidity

The Company continues to maintain a strong balance sheet. As of December 31, 2023, cash and cash equivalents were $596.9 million, investment securities and certificates of deposit were $1.4 billion and current assets exceeded current liabilities by $1.7 billion. Amounts due related to the Notes Payable were $373.9 million at December 31, 2023.

Headcount

As of December 31, 2023 and 2022, the Company employed approximately 2,195 and 2,120 people, respectively, worldwide.

As of December 31, 2023 and 2022, the Company employed 174(1) and 169(2) total Senior Managing Directors, respectively, in its Investment Banking & Equities segment, of which 136(1) and 130(2), respectively, were Advisory Senior Managing Directors.

(1) Senior Managing Director headcount as of December 31, 2023, adjusted to include one additional Advisory Senior Managing Director that joined in January 2024.
(2) Senior Managing Director headcount as of December 31, 2022, adjusted to include one additional Advisory Senior Managing Director that joined in the first quarter of 2023.

Deferred Compensation

During 2023, the Company granted to certain employees 2.5 million unvested restricted stock units ("RSUs") (which were primarily granted in conjunction with the 2022 bonus awards) with a grant date fair value of $338.4 million.

In addition, during 2023, the Company granted $163 million of deferred cash awards to certain employees, related to our deferred cash compensation program, principally pursuant to 2022 bonus awards.

The Company recognized compensation expense related to RSUs and our deferred cash compensation program of $103.6 million and $439.1 million for the three and twelve months ended December 31, 2023, respectively, and $87.8 million and $369.4 million for the three and twelve months ended December 31, 2022, respectively.

As of December 31, 2023, the Company had 5.7 million unvested RSUs with an aggregate grant date fair value of $709.7 million. RSUs are expensed over the service period of the award, subject to retirement eligibility, and generally vest over four years.

As of December 31, 2023, the Company expects to pay an aggregate of $366.9 million related to our deferred cash compensation program at various dates through 2027, subject to certain vesting events.

Amounts due pursuant to this program are expensed over the service period of the award, subject to retirement eligibility, and are reflected in Accrued Compensation and Benefits, a component of current liabilities.

Capital Return Transactions

On January 30, 2024, the Board of Directors of Evercore declared a quarterly dividend of $0.76 per share to be paid on March 8, 2024 to common stockholders of record on February 23, 2024.

During the fourth quarter, the Company repurchased 16 thousand shares from employees for the net settlement of stock-based compensation awards at an average price per share of $143.17. During 2023, the Company repurchased 1.0 million shares from employees for the net settlement of stock-based compensation awards at an average price per share of $131.53, and 2.0 million shares at an average price per share of $127.85 in open market transactions pursuant to the Company's share repurchase program. The aggregate 3.0 million shares were acquired at an average price per share of $129.04.

Conference Call

Evercore will host a related conference call beginning at 8:00 a.m. Eastern Time, Wednesday, January 31, 2024, accessible via telephone and webcast. Investors and analysts may participate in the live conference call by dialing (800) 274-8461 (toll-free domestic) or (203) 518-9814 (international); passcode: EVRQ423. Please register at least 10 minutes before the conference call begins.

A live audio webcast of the conference call will be available on the For Investors section of Evercore’s website at www.evercore.com. The webcast will be archived on Evercore’s website for 30 days.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in the Americas, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:	Katy Haber
Head of Investor Relations & ESG
InvestorRelations@Evercore.com

Media Contacts:	Jamie Easton
Head of Communications & External Affairs
Communications@Evercore.com

Shree Dhond / Zach Kouwe
Dukas Linden Public Relations
Evercore@DLPR.com
(646) 722-6531

Basis of Alternative Financial Statement Presentation

Our Adjusted results are a non-GAAP measure. As discussed further under "Non-GAAP Measures", Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and better reflects how management views its operating results. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of our U.S. GAAP results to Adjusted results is presented in the tables included in the following pages.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, Evercore's operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "backlog," "believes," "expects," "potential," "probable," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. All statements, other than statements of historical fact, included in this release are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore's business. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Evercore believes these factors include, but are not limited to, those described under "Risk Factors" discussed in Evercore's Annual Report on Form 10-K for the year ended December 31, 2022, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and Registration Statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Evercore to predict all risks and uncertainties, nor can Evercore assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and Evercore does not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. Evercore undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

EVERCORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Revenues
Investment Banking & Equities:
Advisory Fees	$659,338	$703,957	$1,963,857	$2,392,990
Underwriting Fees	19,119	44,077	111,016	122,596
Commissions and Related Revenue	55,979	53,624	202,789	206,207
Asset Management and Administration Fees	17,204	15,759	67,041	64,483
Other Revenue, Including Interest and Investments	36,708	18,077	97,963	(7,378)
Total Revenues	788,348	835,494	2,442,666	2,778,898
Interest Expense(1)	4,181	4,154	16,717	16,850
Net Revenues	784,167	831,340	2,425,949	2,762,048

Expenses
Employee Compensation and Benefits	559,899	523,019	1,656,875	1,697,519
Occupancy and Equipment Rental	20,335	19,972	84,329	78,437
Professional Fees	28,809	27,081	108,801	108,288
Travel and Related Expenses	18,437	14,709	64,527	50,183
Communications and Information Services	19,597	16,897	71,603	62,642
Depreciation and Amortization	5,975	6,941	24,348	27,713
Execution, Clearing and Custody Fees	3,430	2,539	12,275	10,345
Special Charges, Including Business Realignment Costs	—	2,594	2,921	3,126
Other Operating Expenses	9,996	7,491	41,135	27,753
Total Expenses	666,478	621,243	2,066,814	2,066,006

Income Before Income from Equity Method Investments and Income Taxes	117,689	210,097	359,135	696,042
Income from Equity Method Investments	1,981	1,186	6,655	7,999
Income Before Income Taxes	119,670	211,283	365,790	704,041
Provision for Income Taxes	27,622	58,492	80,567	172,626
Net Income	92,048	152,791	285,223	531,415
Net Income Attributable to Noncontrolling Interest	9,300	12,352	29,744	54,895
Net Income Attributable to Evercore Inc.	$82,748	$140,439	$255,479	$476,520

Net Income Attributable to Evercore Inc. Common Shareholders	$82,748	$140,439	$255,479	$476,520

Weighted Average Shares of Class A Common Stock Outstanding:
Basic	37,871	38,777	38,101	39,224
Diluted	40,679	40,841	40,099	41,037

Net Income Per Share Attributable to Evercore Inc. Common Shareholders:
Basic	$2.18	$3.62	$6.71	$12.15
Diluted	$2.03	$3.44	$6.37	$11.61

(1)Includes interest expense on long-term debt.

Adjusted Results
Throughout the discussion of Evercore's business and elsewhere in this release, information is presented on an Adjusted basis, which is a non-generally accepted accounting principles ("non-GAAP") measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), adjusted to exclude certain items and reflect the conversion of certain Evercore LP Units, as well as Unvested Restricted Stock Units, into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted amounts are allocated to the Company's two business segments: Investment Banking & Equities and Investment Management. The differences between the Adjusted and U.S. GAAP results are as follows:
1.Assumed Exchange of Evercore LP Units into Class A Shares. The Adjusted results assume substantially all Evercore LP Units have been exchanged for Class A shares. Accordingly, the noncontrolling interest related to these units is converted to a controlling interest. The Company's management believes that it is useful to provide the per-share effect associated with the assumed conversion of substantially all of these previously granted equity interests and IPO related restricted stock units, and thus the Adjusted results reflect their exchange into Class A shares.
2.Adjustments Associated with Business Combinations and Divestitures. The following charges resulting from business combinations and divestitures have been excluded from the Adjusted results because the Company's Management believes that operating performance is more comparable across periods excluding the effects of these charges:
a.Gain on Sale of Interests in ABS. The gain on the sale of a portion of the Company's interests in ABS in the first quarter of 2022 is excluded from the Adjusted presentation.
3.Special Charges, Including Business Realignment Costs. Expenses during 2023 that are excluded from the Adjusted presentation relate to the write-off of non-recoverable assets in connection with the wind-down of the Company's operations in Mexico. Expenses during 2022 that are excluded from the Adjusted presentation relate to charges associated with the prepayment of the Company's Series B Notes during the second quarter, as well as certain professional fees, separation benefits and other charges related to the wind-down of the Company's operations in Mexico.
4.Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly.
5.Presentation of Interest Expense. The Adjusted results present Adjusted Investment Banking & Equities Operating Income before interest expense on debt, which is included in interest expense on a U.S. GAAP basis.
6.Presentation of Income from Equity Method Investments. The Adjusted results present Income from Equity Method Investments within Revenue as the Company's Management believes it is a useful presentation.

EVERCORE INC.
U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net Revenues - U.S. GAAP	$784,167	$831,340	$2,425,949	$2,762,048
Income from Equity Method Investments (1)	1,981	1,186	6,655	7,999
Interest Expense on Debt (2)	4,181	4,154	16,717	16,850
Gain on Sale of Interests in ABS (3)	—	—	—	(1,294)
Net Revenues - Adjusted	$790,329	$836,680	$2,449,321	$2,785,603

Other Revenue, net - U.S. GAAP	$32,527	$13,923	$81,246	$(24,228)
Interest Expense on Debt (2)	4,181	4,154	16,717	16,850
Gain on Sale of Interests in ABS (3)	—	—	—	(1,294)
Other Revenue, net - Adjusted	$36,708	$18,077	$97,963	$(8,672)

Operating Income - U.S. GAAP	$117,689	$210,097	$359,135	$696,042
Income from Equity Method Investments (1)	1,981	1,186	6,655	7,999
Pre-Tax Income - U.S. GAAP	119,670	211,283	365,790	704,041
Gain on Sale of Interests in ABS (3)	—	—	—	(1,294)
Special Charges, Including Business Realignment Costs (4)	—	2,594	2,921	3,126
Pre-Tax Income - Adjusted	119,670	213,877	368,711	705,873
Interest Expense on Debt (2)	4,181	4,154	16,717	16,850
Operating Income - Adjusted	$123,851	$218,031	$385,428	$722,723

Provision for Income Taxes - U.S. GAAP	$27,622	$58,492	$80,567	$172,626
Income Taxes (5)	2,624	1,913	5,739	108
Provision for Income Taxes - Adjusted	$30,246	$60,405	$86,306	$172,734

Net Income Attributable to Evercore Inc. - U.S. GAAP	$82,748	$140,439	$255,479	$476,520
Gain on Sale of Interests in ABS (3)	—	—	—	(1,294)
Special Charges, Including Business Realignment Costs (4)	—	2,594	2,921	3,126
Income Taxes (5)	(2,624)	(1,913)	(5,739)	(108)
Noncontrolling Interest (6)	7,700	11,307	24,263	50,502
Net Income Attributable to Evercore Inc. - Adjusted	$87,824	$152,427	$276,924	$528,746

Diluted Shares Outstanding - U.S. GAAP	40,679	40,841	40,099	41,037
LP Units (7)	2,715	2,650	2,769	2,970
Unvested Restricted Stock Units - Event Based (7)	12	12	12	12
Diluted Shares Outstanding - Adjusted	43,406	43,503	42,880	44,019

Key Metrics: (a)
Diluted Earnings Per Share - U.S. GAAP	$2.03	$3.44	$6.37	$11.61
Diluted Earnings Per Share - Adjusted	$2.02	$3.50	$6.46	$12.01

Operating Margin - U.S. GAAP	15.0%	25.3%	14.8%	25.2%
Operating Margin - Adjusted	15.7%	26.1%	15.7%	25.9%

Effective Tax Rate - U.S. GAAP	23.1%	27.7%	22.0%	24.5%
Effective Tax Rate - Adjusted	25.3%	28.2%	23.4%	24.5%

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023
(dollars in thousands)
(UNAUDITED)

	Investment Banking & Equities Segment
	Three Months Ended December 31, 2023				Twelve Months Ended December 31, 2023
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$659,338	$226	(1)	$659,564	$1,963,857	$620	(1)	$1,964,477
Underwriting Fees	19,119	—		19,119	111,016	—		111,016
Commissions and Related Revenue	55,979	—		55,979	202,789	—		202,789
Other Revenue, net	31,809	4,181	(2)	35,990	78,281	16,717	(2)	94,998
Net Revenues	766,245	4,407		770,652	2,355,943	17,337		2,373,280

Expenses:
Employee Compensation and Benefits	550,763	—		550,763	1,617,449	—		1,617,449
Non-Compensation Costs	103,141	—		103,141	393,308	—		393,308
Special Charges, Including Business Realignment Costs	—	—		—	2,921	(2,921)	(4)	—
Total Expenses	653,904	—		653,904	2,013,678	(2,921)		2,010,757

Operating Income (a)	$112,341	$4,407		$116,748	$342,265	$20,258		$362,523

Compensation Ratio (b)	71.9%			71.5%	68.7%			68.2%
Operating Margin (b)	14.7%			15.1%	14.5%			15.3%

	Investment Management Segment
	Three Months Ended December 31, 2023				Twelve Months Ended December 31, 2023
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$17,204	$1,755	(1)	$18,959	$67,041	$6,035	(1)	$73,076
Other Revenue, net	718	—		718	2,965	—		2,965
Net Revenues	17,922	1,755		19,677	70,006	6,035		76,041

Expenses:
Employee Compensation and Benefits	9,136	—		9,136	39,426	—		39,426
Non-Compensation Costs	3,438	—		3,438	13,710	—		13,710
Total Expenses	12,574	—		12,574	53,136	—		53,136

Operating Income (a)	$5,348	$1,755		$7,103	$16,870	$6,035		$22,905

Compensation Ratio (b)	51.0%			46.4%	56.3%			51.8%
Operating Margin (b)	29.8%			36.1%	24.1%			30.1%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022
(dollars in thousands)
(UNAUDITED)

	Investment Banking & Equities Segment
	Three Months Ended December 31, 2022				Twelve Months Ended December 31, 2022
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$703,957	$228	(1)	$704,185	$2,392,990	$1,217	(1)	$2,394,207
Underwriting Fees	44,077	—		44,077	122,596	—		122,596
Commissions and Related Revenue	53,624	—		53,624	206,207	—		206,207
Other Revenue, net	14,398	4,154	(2)	18,552	(25,668)	16,850	(2)	(8,818)
Net Revenues	816,056	4,382		820,438	2,696,125	18,067		2,714,192

Expenses:
Employee Compensation and Benefits	513,070	—		513,070	1,658,076	—		1,658,076
Non-Compensation Costs	92,132	—		92,132	351,837	—		351,837
Special Charges, Including Business Realignment Costs	2,594	(2,594)	(4)	—	3,126	(3,126)	(4)	—
Total Expenses	607,796	(2,594)		605,202	2,013,039	(3,126)		2,009,913

Operating Income (a)	$208,260	$6,976		$215,236	$683,086	$21,193		$704,279

Compensation Ratio (b)	62.9%			62.5%	61.5%			61.1%
Operating Margin (b)	25.5%			26.2%	25.3%			25.9%

	Investment Management Segment
	Three Months Ended December 31, 2022				Twelve Months Ended December 31, 2022
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$15,759	$958	(1)	$16,717	$64,483	$6,782	(1)	$71,265
Other Revenue, net	(475)	—		(475)	1,440	(1,294)	(3)	146
Net Revenues	15,284	958		16,242	65,923	5,488		71,411

Expenses:
Employee Compensation and Benefits	9,949	—		9,949	39,443	—		39,443
Non-Compensation Costs	3,498	—		3,498	13,524	—		13,524
Total Expenses	13,447	—		13,447	52,967	—		52,967

Operating Income (a)	$1,837	$958		$2,795	$12,956	$5,488		$18,444

Compensation Ratio (b)	65.1%			61.3%	59.8%			55.2%
Operating Margin (b)	12.0%			17.2%	19.7%			25.8%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT AND CONSOLIDATED RESULTS
(dollars in thousands)
(UNAUDITED)

	U.S. GAAP
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Investment Banking & Equities
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$659,338	$703,957	$1,963,857	$2,392,990
Underwriting Fees	19,119	44,077	111,016	122,596
Commissions and Related Revenue	55,979	53,624	202,789	206,207
Other Revenue, net	31,809	14,398	78,281	(25,668)
Net Revenues	766,245	816,056	2,355,943	2,696,125

Expenses:
Employee Compensation and Benefits	550,763	513,070	1,617,449	1,658,076
Non-Compensation Costs	103,141	92,132	393,308	351,837
Special Charges, Including Business Realignment Costs	—	2,594	2,921	3,126
Total Expenses	653,904	607,796	2,013,678	2,013,039

Operating Income (a)	$112,341	$208,260	$342,265	$683,086

Investment Management
Net Revenues:
Asset Management and Administration Fees	$17,204	$15,759	$67,041	$64,483
Other Revenue, net	718	(475)	2,965	1,440
Net Revenues	17,922	15,284	70,006	65,923

Expenses:
Employee Compensation and Benefits	9,136	9,949	39,426	39,443
Non-Compensation Costs	3,438	3,498	13,710	13,524
Total Expenses	12,574	13,447	53,136	52,967

Operating Income (a)	$5,348	$1,837	$16,870	$12,956

Total
Net Revenues:
Investment Banking & Equities:
Advisory Fees	$659,338	$703,957	$1,963,857	$2,392,990
Underwriting Fees	19,119	44,077	111,016	122,596
Commissions and Related Revenue	55,979	53,624	202,789	206,207
Asset Management and Administration Fees	17,204	15,759	67,041	64,483
Other Revenue, net	32,527	13,923	81,246	(24,228)
Net Revenues	784,167	831,340	2,425,949	2,762,048

Expenses:
Employee Compensation and Benefits	559,899	523,019	1,656,875	1,697,519
Non-Compensation Costs	106,579	95,630	407,018	365,361
Special Charges, Including Business Realignment Costs	—	2,594	2,921	3,126
Total Expenses	666,478	621,243	2,066,814	2,066,006

Operating Income (a)	$117,689	$210,097	$359,135	$696,042

(a) Operating Income excludes Income (Loss) from Equity Method Investments.

Notes to Unaudited Condensed Consolidated Adjusted Financial Data

For further information on these adjustments, see page A-2.

(1)Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.
(2)Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP basis.
(3)The gain on the sale of a portion of the Company's interests in ABS in the first quarter of 2022 is excluded from the Adjusted presentation.
(4)Expenses during 2023 that are excluded from the Adjusted presentation relate to the write-off of non-recoverable assets in connection with the wind-down of the Company's operations in Mexico. Expenses during 2022 that are excluded from the Adjusted presentation relate to charges associated with the prepayment of the Company's Series B Notes during the second quarter, as well as certain professional fees, separation benefits and other charges related to the wind-down of the Company's operations in Mexico.
(5)Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly.
(6)Reflects an adjustment to eliminate noncontrolling interest related to substantially all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.
(7)Assumes the exchange into Class A shares of substantially all Evercore LP Units and IPO related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.